                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Whole Foods Market, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         [LOGO OF WHOLE FOODS MARKET]
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held March 26, 2001

To our Shareholders:


The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") will be held at the Regal UN Plaza Hotel, One United Nations Plaza, New York, New York on Monday, March 26, 2001 at 9 a.m., local time, for the following purposes:

 . To elect to the Board of Directors of Whole Foods Market two directors to serve a three-year term expiring at the annual meeting of shareholders in 2004.
 . To approve an amendment to the Company's 1992 Incentive Stock Option Plan for Team Members (the "Plan" or "Team Member Plan") to increase the number of shares of the Company's common stock reserved for issuance under this plan from 6.1 million to 7.2 million shares.
 . To approve an amendment to the Company's 1992 Stock Option Plan for Outside Directors ("Director's Plan") to increase the number of shares of the Company's common stock reserved for issuance under this plan from 200,000 to 250,000 shares.
 . To delete Section 17 of the Director's Plan which provided a plan termination date of December 31, 2001.
 . To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 25, 2001 are entitled to notice of, and to vote at, the Annual Meeting.


                              By Order of the Board of Directors


                              /s/ Glenda Flanagan
                              ------------------------------
                              Glenda Flanagan
                              Vice President
                              Chief Financial Officer and Secretary


February 9, 2001
Austin, Texas

                            YOUR VOTE IS IMPORTANT!
Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in "street name" by a stockbroker may vote by telephone or via the Internet.

                           Whole Foods Market, Inc.
                             601 North Lamar, #300
                              Austin, Texas 78703


PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Whole Foods Market, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on March 26, 2001 at 9 a.m. at the Regal UN Plaza Hotel located at One United Nations Plaza, New York, New York, and at any adjournment thereof. This statement and enclosed form of proxy were first sent to shareholders on or about February 9, 2001.

The Proxy

John Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxyholders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors;

FOR the approval of the amendment to the Incentive Stock Option Plan for Team Members

FOR the approval of the amendments to the Stock Option Plan for Outside
Directors

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We intend to hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or facsimile transmission by certain of our officers, directors and regular employees.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

Voting Securities and Voting Rights

The only outstanding voting securities of the Company are its shares of common stock, of which 27,301,940 shares were outstanding on the close of business on January 25, 2001. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted at the meeting.

The Company's transfer agent and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares represented at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the outstanding common stock represented at the Annual Meeting is required to approve the proposal to increase the number of shares of common stock authorized under the Company's stock option plans and to delete the termination date of the Director's Plan.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Internet and Telephone Voting

For shares that are beneficially owned and held in "street name" through a broker or other nominee, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services ("ADP"). Votes submitted electronically via the Internet or by telephone through this program must be received by 4:00 p.m., New York time, on March 23, 2001. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in "street name") may not submit their proxy via the Internet or by telephone.

The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

Current Nominees

Class III directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2004. The Board of Directors has nominated John Mackey and David W. Dupree, both of whom are current Class III directors.

The Board of Directors recommends that you vote FOR the election of these two nominees.

The following is biographical information about each of the nominees.

John P. Mackey, 47, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980.

David W. Dupree, 47, has served as director of the Company since August 1996. Mr. Dupree is a Managing Partner and founder of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, from 1992 to 1998. Mr. Dupree also serves as a director of Insight Health Services Corp.

Should a nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

In accordance with the Company's Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

Continuing Directors

The Company's Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class I directors expire at the annual meeting of shareholders to be held in 2002, the terms of the Class II directors expire at the annual meeting of shareholders to be held in 2003, and the terms of the Class III directors, assuming re-election at this annual meeting, expire at the annual meeting of shareholders to be held in 2004. Mr. Goldberg was previously elected to a term expiring at the annual meeting to be held in 2003, but his term was reclassified to fill a vacancy in the Class I group, and shortened accordingly. The following is a list of the persons who will constitute the Company's Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.

-------------------------------------------------------------------------------
Name                   Age  Class  Committees
-------------------------------------------------------------------------------
John P. Mackey         46   III    None
David W. Dupree        46   III    Audit, Nominating Governance
Dr. John B. Elstrott   51   II     Audit (Chair), Nominating/Governance
Avram J. Goldberg      70   I      Audit, Compensation
Jirka Rysavy           46   I      None
Dr. Ralph Z. Sorenson  67   II     Nominating/Governance (Chair), Compensation
-------------------------------------------------------------------------------

Set forth below is biographical information about each of the Company's directors, except for Mr. Mackey and Mr. Dupree whose biographical information is included under "Current Nominees" above.

Dr. John B. Elstrott, 52, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University's A. B. Freeman School of Business which was started in 1991. He has been on the faculty at Tulane since 1982.

Avram J. Goldberg, 71, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989.

Jirka Rysavy, 46, has served as a director of the Company since June 2000. Mr. Rysavy is the founder, Chairman and Chief Executive Officer of Gaiam, Inc. He has been Chairman since Gaiam's inception in 1988 and became the full-time Chief Executive Officer in December 1998. In 1986 Mr. Rysavy founded Corporate Express, a $4 billion corporate supplier of non- production goods, and until September 1998 was its Chairman and Chief Executive Officer.

Dr. Ralph Z. Sorenson, 67, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership and Professor Emeritus of business administration at the University of Colorado, Boulder. Dr. Sorenson also serves as a director of the Polaroid Corporation, Houghton Mifflin Company, Eaton Vance Inc. and Exabyte Corporation.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

     . Audit. The Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports.

     . Compensation Committee. The Compensation Committee is responsible for determining the compensation for the Company's executive officers and regional presidents. The Compensation Committee also administers the Company's stock option plans and team member stock purchase plan.

     . Nominating/Governance Committee. The Nominating/Governance Committee recommends to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

During fiscal 2000, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 11; Audit, 4; Compensation Committee, 3; and Nominating/Governance Committee, 1. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

Compensation of Directors

Each of our non-employee directors receives $4,000 for each Board of Directors meeting attended and $2,000 for attendance via telephone. For each telephone Board meeting that is greater than one hour in length and in which a majority of directors participate, a $500 fee is paid. Each non-employee Board Committee chair receives an annual retainer of $2,000. Each non-employee director receives $500 for each Board Committee meeting attended in conjunction with a Board meeting, and $2,000 for each Board Committee meeting attended in person apart from a Board meeting. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Mr. Mackey, who is the only director who is also an employee of the Company, does not receive any additional compensation for serving on the Board of Directors.

In addition, under our option plan for outside directors, each newly elected director receives an option as of the date of his or her election to purchase 10,000 shares of our common stock at an exercise equal to the closing price of our common stock on the date of grant. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an option grant of 2,000 shares at an exercise price equal to the closing price of our common stock on the date of grant which is the date of our annual meeting of shareholders.



                          PROPOSAL 2 - AMENDMENT TO THE 1992 INCENTIVE STOCK
                                OPTION PLAN FOR TEAM MEMBERS

On January 23, 2001, the Board amended our 1992 Incentive Stock Option Plan for Team Members to increase the shares authorized for grant under the plan from 6.1 million shares to 7.2 million shares, subject to shareholder approval. As of January 16, 2001, options to purchase an aggregate of 5.8 million shares of common stock (net of options canceled) had been granted under the plan.

This plan is designed to promote our success and enhance our value by aligning the interests of our executive officers and team members with those of our shareholders and by providing participants with an incentive for outstanding performance. This plan is also intended to provide management with the ability to motivate, attract and retain team members whose judgment, interest and special efforts our business is largely dependent upon. The plan is broad-based whereby all 18,500+ team members are eligible to participate. Approximately 93% of the options granted under the Team Member Plan have been granted to team members who are not executive officers. We believe that granting options to a broad base of team members is one of the reasons we are considered an employer of choice and have been selected for four years in a row by FORTUNE magazine as one of the "100 Best Companies to Work for in America." We also believe that our option plan has played an integral part in our low leadership turnover rate of less than 2%.

As of January 16, 2001, options to purchase an aggregate of 5.8 million shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 1.6 million shares had been exercised. Options to purchase 4.2 million shares remained outstanding under the plan with an average remaining life of 4.76 years and at an average exercise price of $43.03. Of the outstanding shares, 1.1 million shares were out-of-the-money as of January 15, 2001 with an exercise price of $69.75. The market value of all shares of common stock subject to outstanding options was approximately $218 million based upon the $52.50 closing sale price of the common stock as reported on the Nasdaq Stock Market on January 12, 2001. Options to purchase approximately 325,000 shares of common stock remained available under the plan for future grant. Options to purchase 4.37 million shares remained outstanding under all company plans with an average remaining life of 4.66 years and at an average exercise price of $41.82. Our Board believes that option grants in excess of the amount currently available are required to continue to attract, retain and incentivize executive officers and team members as necessary to achieve our growth objectives.

We have amended our plan to state that the maximum term for any future option grants to be issued is seven years and that all options are to be issued at fair market value. Options vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of our common stock on the date of grant.

For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 20%. If applicable, the employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain realized on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

For each of the executive officers named in the Summary Compensation Table, the table below shows the aggregate number of options granted under the plan since its inception through January 16, 2001, the weighted average exercise price payable per share, and the range of exercise price for those granted options.


--------------------------------------------------------------------------------------------------------------------------
                                                                                      Weighted
                                                                                      Average
                                                                  Options             Exercise        Range in
                                                                  Granted             Price of        Exercise Price
                                                                  (Number             Granted         of Granted
Name                                                              of Shares)          Options         Options
--------------------------------------------------------------------------------------------------------------------------
John P. Mackey                                                        62,000          $28.24          $13.50 - $69.75
Chairman & CEO
Chris Hitt                                                           113,300          $17.83          $ 8.75 - $41.88
President
Glenda Flanagan                                                       47,000          $26.69          $13.50 - $69.75
CFO
James Sud                                                             26,000          $33.92          $22.00 - $69.75
COO
Michael Besancon                                                      31,650          $37.32          $13.50 - $69.75
Regional President

All current executive officers as a group (10 persons)               494,080          $25.98          $ 8.75 - $69.75
Percentage of options granted under the plan                               7%

All team members, including current officers who are               6,482,086          $37.95          $ 8.75 - $69.75
not executive officers, as a group (6,012 persons)
Percentage of options granted under the plan                              93%
--------------------------------------------------------------------------------------------------------------------------

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Team Member Plan.

                           WHOLE FOODS MARKET, INC.
                 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

          On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the "Company") adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members. The Plan, as amended, is as follows:

1. PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

2.        ADMINISTRATION.  The Plan will be administered by the Committee.

3. PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

4. STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 7,200,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 50,000 options.

7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

8. GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

9. OPTION PRICE. The option price shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

10. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than 7 years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the

          Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, by
          (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or
          (ii) the participant or his personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant's death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

19. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
          (a)  "Board" means the Board of Directors of the Company.
          (b) "Committee" means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the

               Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.
          (c) "Common Stock" means the Common Stock that the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).
          (d) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.
          (e) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.
          (f) "Option Period" means the period during which an option may be exercised.
          (g) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
          (h) "Plan" means this Incentive Stock Option Plan for Team Members, as amended from time to time.
          (i) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

  PROPOSAL 3 - AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

The Company's shareholders are being asked to approve an amendment to the Director's Stock Option Plan that will increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 50,000 shares from 200,000 shares to 250,000 shares.

The purpose of the plan is to provide independent, outside directors with an incentive for serving as directors and to align the interests of our board members with those of our shareholders by providing a proprietary interest in the company through the granting of options. Each newly elected director receives an option as of the date of his or her election to purchase 10,000 shares of our common stock at an exercise equal to the closing price of our common stock on the date of grant. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an option grant of 2,000 shares at an exercise price equal to the closing price of our common stock on the date of grant which is the date of our annual meeting of shareholders.

The maximum term for option grants is seven years. Options vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of our common stock on the date of grant.

As of January 16, 2001, options to purchase an aggregate of 180,000 shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 75,200 shares had been exercised. Options to purchase 104,800 shares remained outstanding under the plan with an average remaining life of 4.1 years and at an average exercise price of $29.87. The market value of all shares of common stock subject to outstanding options was approximately $5.5 million based upon the $52.50 closing sale price of the common stock as reported on the Nasdaq Stock Market on January 12, 2001. Options to purchase approximately 20,000 shares of common stock remained available under the plan for future grant. Our Board believes that option grants in excess of the amount currently available are required to continue to attract and incentivize outside directors to serve as board members.

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Director's Plan.

  PROPOSAL 4 - AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

The Company's shareholders are being asked to approve an amendment to the Director's Stock Option Plan that calls for a deletion of Section 17 of the plan that provided a termination date for the plan of December 31, 2001. The proposed deletion of the termination date of the plan is consistent with the changes made for the 1992 Incentive Stock Option Plan for Team Members previously approved by shareholders.

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Director's Plan.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table includes compensation that we paid or accrued during the three-year period ended September 24, 2000 to or for our Chief Executive Officer and the certain other of our highest compensated executive officers whose total compensation exceeded $100,000.

---------------------------------------------------------------------------------------------------------------------
Name and Principal                                       Annual              Other                    Company
Position                   Year       Salary (1)         Bonus               Compensation (2)         Stock Options
---------------------------------------------------------------------------------------------------------------------
John P. Mackey             2000        $210,000          $-                  $250                     4,000
Chairman & CEO             1999         200,000             50,000            500                     9,000
                           1998         185,000             90,000            500                     9,000

Chris Hitt                 2000        $189,000          $  77,000           $250                     4,000
President                  1999         180,000             72,000            500                     4,000
                           1998         165,000             94,000            500                     -

Glenda Flanagan            2000        $173,000          $  77,000           $250                     4,000
CFO                        1999         165,000             65,000            500                     4,000
                           1998         150,000            125,000            500                     4,000

James P. Sud               2000        $173,000          $  71,000           $250                     4,000
COO                        1999         165,000             65,000            500                     4,000
                           1998         150,000            125,000            500                     4,000

Michael Besancon           2000        $145,000          $  87,000           $250                     4,000
Regional President         1999         125,000            106,000            500                     4,000
                           1998         125,000             30,000            500                     4,000
---------------------------------------------------------------------------------------------------------------------

(1) We have a policy that limits the cash compensation paid in any one year to any officer to fourteen times the average full time salary of all team members. Amounts earned in excess of the salary limitation may be deferred to future years, subject to certain restrictions.

(2) Except as otherwise indicated, the amounts indicated reflect our contributions on behalf of the persons indicated to the Whole Foods Market, Inc. Team Member 401(k) Plan. In fiscal year 2000, our contribution was a maximum of $250 paid in shares of our common stock. In fiscal years 1999 and 1998, our contribution was a maximum of $500 paid in shares of our common stock.

Stock Options

The following table sets forth certain information with respect to the options granted during the fiscal year ended September 24, 2000 to each of our executive officers listed in the Summary Compensation Table as shown under the caption "Executive Compensation."

---------------------------------------------------------------------------------------------------------------------
                                      Percent of                                        Potential Realizable Value at
                          Number      Total Options     Exercise or                     Assumed Annual Rates
Name                      of          Granted to        Base Price                      of Stock Price Appreciation
                          Options     Employees in      In Dollars        Expiration    for Option Term (1)
                          Granted     Fiscal Year       Per Share (2)     Date          5%              10%
---------------------------------------------------------------------------------------------------------------------
John Mackey               4,000       (3)               $41.875           3/27/07       $68,189         $158,910
Chris Hitt                4,000       (3)               $41.875           3/27/07       $68,189         $158,910
Glenda Flanagan           4,000       (3)               $41.875           3/27/07       $68,189         $158,910
James P. Sud              4,000       (3)               $41.875           3/27/07       $68,189         $158,910
Michael Besancon          4,000       (3)               $41.875           3/27/07       $68,189         $158,910
---------------------------------------------------------------------------------------------------------------------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)  Closing price of common stock at date of grant.
(3)  Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 24, 2000. The number of options held at September 24, 2000 includes options granted under the 1992 Option Plan for Team Members and under the 1987 Option and Incentive Plan (the "1987 Plan"). The 1987 Plan was terminated in 1992, except as to options previously granted.

--------------------------------------------------------------------------------------------------------------------
                      Shares                        Number of Securities            Value of Unexercised
                      Acquired      Value           Underlying Unexercised          In-the-Money
                      on            Realized        Options at FY-End               Options at FY-End
Name                  Exercise      (1)             Exercisable/Unexercisable       Exercisable/Unexercisable (2)
--------------------------------------------------------------------------------------------------------------------
John Mackey           -             -               79,500 / 17,500                 $2,980,750 /$253,000
Chris Hitt            -             -               44,536 /  7,900                  1,345,757 / 126,888
Glenda Flanagan       -             -               67,000 / 10,000                  2,580,975 / 129,875
James P. Sud          -             -               22,300 / 12,500                    651,438 / 204,563
Michael Besancon      5,560         $141,726         4,750 / 17,000                     23,125 / 161,656
--------------------------------------------------------------------------------------------------------------------

(1) Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.
(2) Based upon the closing price of the common stock of Whole Foods Market on September 22, 2000 ($51.875) per share and the exercise price of the options.

Beneficial Ownership of Shares
The following table presents the beneficial ownership of our common stock as of November 30, 2000, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

--------------------------------------------------------------------------------
                                                          Shares Owned (1)
Name                                                   Number          Percent
--------------------------------------------------------------------------------
FMR Corp. (2)                                          3,204,372         12%
American Express Financial Corp. (3)                   2,824,245         10%
Wellington Management Co. (4)                          1,654,700          6%
William Blair & Company, L.L.C. (5)                    1,388,657          5%
Michael Besancon                                           7,315           *
David W. Dupree                                          12, 092           *
Dr. John B. Elstrott                                      11,800           *
Glenda Flanagan                                           73,213           *
Avram J. Goldberg                                         20,600           *
Chris Hitt                                                57,563           *
Fred "Chico" Lager                                        14,817           *
John P. Mackey                                           346,440           *
Jirka Rysavy                                              20,000           *
Dr. Ralph Z. Sorenson                                     15,000           *
James P. Sud                                              53,575           *
All directors and officers as a group (17)               800,168           *
--------------------------------------------------------------------------------
* Indicated ownership of less than 1% of the outstanding shares of the Company's common stock.

(1) Shares issuable upon exercise of stock options that are exercisable within 60 days after November 30, 2000 are treated as beneficially owned as follows: Mr. Besancon, 7,250; Mr. Dupree, 6,123; Mr. Elstrott, 1,000; Ms. Flanagan, 67,000; Mr. Goldberg, 17,000; Mr. Hitt, 44,536; Mr. Lager, 13,000; Mr. Mackey, 82,000; Mr. Rysavy, 0; Mr. Sorenson, 15,000; Mr. Sud, 22,300; and all directors and executive officers as a group, 427,473.
(2) Based on information contained in Schedule 13G, as filed on January 10, 2001. The amount indicated reflects FMR Corporation's beneficial ownership as of December 31, 2000. Of the shares indicated, FMR has the sole voting power of 950,622 shares and sole power to dispose of 3,204,372 shares. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109.
(3) Based on information contained in Schedule 13G, as filed on September 8, 2000. The amount indicated reflects American Express Financial Corporation's beneficial ownership as of August 31, 2000. Of the shares indicated, American Express Financial has the sole voting power and sole power to dispose of zero shares. The address of such shareholder is 200 AXP Financial Center, Minneapolis, Minnesota 55474.
(4) Based on information provided as of September 30, 2000. The address of such shareholder is 75 State Street, Boston, Massachusetts 02109.
(5) Based on information provided as of September 30, 2000. The address of such shareholder is 222 West Adams Street, Chicago, Illinois 60606.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Report of Compensation Committee
The Company's Compensation Committee is empowered to review and recommend to the full Board of Directors the annual compensation and compensation procedures for all executive officers and regional presidents of the Company. The Committee also administers the Company's stock option plans and team member stock purchase plan.

Annual executive officer and regional president compensation consists of a base salary component and an incentive component. The Company's publicly stated policy is to limit cash compensation paid to any executive officer or regional president in any calendar year to fourteen times the average full-time salary of all team members. Amounts earned in excess of the salary cap may be deferred to the next year, subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company's financial performance, the individual contribution of each executive officer and regional president, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation, because the price of the Company's common stock is subject to a variety of factors outside the Company's control.

The base salary levels for the executive officers and regional presidents of the Company were increased between 5% and 14% in calendar 2000 over calendar 1999. The most significant determinants in these increases were (i) the financial performance achieved by the Company and by its operating regions and (ii) the growth of its operating regions and increased level of responsibilities of certain of the executive officers and regional presidents.

Effective this fiscal year, all of the Company's executive officers and regional presidents participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999.

The incentive compensation paid to the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer for fiscal 2000 was based upon the incremental improvement in the Company's overall EVA. The incentive compensation paid to the regional presidents was based upon the incremental improvement in EVA achieved by the specific geographic region of the Company that corresponds to the executive's area of responsibilities as well as the incremental improvement in the Company's overall EVA. Additionally, regional presidents receive incentive compensation for opening new stores on budget. Regional presidents and executive officers may receive special cash bonuses or option grants at the discretion of the Compensation Committee in connection with relocations from one region to another, or for successful completion of special projects. Fiscal year 2000 incentive compensation averaged approximately 24% of the total cash compensation received by the executive officers and regional presidents.

The Company's executive officers and regional presidents also have received grants of options under the stock option plans of the Company. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers and regional presidents to those of the shareholders. The level of stock option grants to executive officers and regional presidents is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2000, the Committee recommended an increase in the base salary of Mr. Mackey, chief executive officer of the Company, from $200,000 to $210,000. The increase was intended to recognize Mr. Mackey's contribution toward the (i) significant growth of the Company, (ii) the financial performance of the Company in fiscal 1999 and (iii) relative position of the Company in the natural foods industry. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. Mr. Mackey did not earn any incentive compensation for fiscal 2000. During fiscal 2000, Mr. Mackey was awarded options to purchase 4,000 shares of common stock under the Company's incentive stock option plan.

Fred "Chico" Lager (Chair)
Dr. Ralph Z. Sorenson
Avram Goldberg

Performance Graph
The following graph compares the cumulative total return of the Company's Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company's Common Stock or the indices as of the end of September for the last five years, and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.



                                          [GRAPH]
                                 TOTAL SHAREHOLDER RETURNS
                                       Years Ending

                              Base
                              Period
                              Sep95     Sep96     Sep97     Sep98     Sep99     Sep00
                              ----------------------------------------------------------
WHOLE FOODS MARKET INC           100      201.90    294.29    320.95    249.29    395.24
NASDAQ US INDEX                  100      118.68    162.92    165.50    270.38    372.37
RETAIL (FOOD CHAINS)-500         100      125.95    134.88    191.47    152.51    144.20

Employment Agreements
Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries that provide for certain benefits upon an involuntary termination of employment other than for cause after a "Triggering Event." A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company's assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Certain Relationships and Related Transactions
In January 2000, the Company and certain venture capital investors formed WholePeople.com, Inc. ("WholePeople.com"). The Company contributed its Internet and supplements businesses in consideration of the issuance of WholePeople.com's Preferred Stock, and the venture capital investors contributed cash in consideration of the issuance of WholePeople.com's Class A Common Stock. In June 2000, WholePeople.com contributed its Internet business to a subsidiary of Gaiam, Inc. ("Gaiam"), which was immediately merged into a newly formed subsidiary corporation, Gaiam.com, Inc. ("Gaiam.com"). WholePeople.com and Gaiam own 49.9% and 50.1%, respectively, of the outstanding common stock of Gaiam.com. Jirka Rysavy, Gaiam's chairman and majority stockholder, was elected to our Board of Directors. Mr. Mackey was elected to the Gaiam board of directors. Mr. Rysavy and Mr. Mackey are each a director and executive officer of Gaiam.com. The Company does not exercise control over Gaiam.com and therefore has accounted for its investment in Gaiam.com common stock using the equity method.

In a separate transaction in June 2000, WholePeople.com purchased from Gaiam the outstanding preferred shares of Gaiam.com for $6.0 million. These shares are redeemable at their face amount upon the occurrence of an initial public offering of Gaiam.com.

In addition, Infocenter, Inc., a company controlled by Mr. Rysavy, acquired from a subsidiary of WholePeople.com in June 2000, for a nominal purchase price, certain assets not contributed to Gaiam.com including in-store kiosks, trade show booths and $500,000 cash and a $3.0 million note obligation.

Separately, the Company entered into a marketing agreement with Gaiam in June 2000. Under the agreement, the Company agreed (i) to permit the distribution of the Gaiam catalog within our stores or by mail to our customers, (ii) to permit Gaiam to test market the sale of Gaiam products within certain of our stores and
(iii) to allow Gaiam.com to purchase our products for resale on the Gaiam.com website. Gaiam agreed to permit the distribution of the Company's promotional materials, such as new store openings, to Gaiam's customers. Gaiam and the Company also agreed to provide their standard employee product discounts to the other's employees.

John P. Mackey and Glenda Flanagan, executive officers of the Company, own approximately 13% in the aggregate of BookPeople, Inc. which leases facilities from the Company. The lease provides for an aggregate annual minimum rent of approximately $391,000, which we received in rental income in fiscal year 2000.

Report of the Audit Committee
We have reviewed and discussed with the management the Company's audited financial statements as of and for the year ended September 24, 2000.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended September 24, 2000.

Dr. John B. Elstrott (Chair)
David W. Dupree
Avram J. Goldberg
Fred "Chico" Lager

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports.

Shareholders' Proposals
Any proposals that shareholders of the Company desire to have presented at the 2002 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 15, 2001.

                           WHOLE FOODS MARKET, INC.

                       SUPPLEMENT TO PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MARCH 26, 2001


     The following information was omitted from Whole Foods Market, Inc.'s proxy statement dated February 9, 2001. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in such proxy statement.

     Independence of Public Accountants

     For the year ended September 24, 2000, the Company paid KPMG LLP, its independent auditors, approximately $293,000 and $999,000 for audit and financial information systems design and implementation services, respectively. The Audit Committee concluded that the foregoing non-audit services did not adversely impact the independence of KPMG LLP.

     Audit Committee Charter

     The Company's Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on May 23, 2000, a copy of which follows below.


               The date of this Supplement is February 9, 2001.

                           WHOLE FOODS MARKET, INC.
                            Audit Committee Charter
              Approved by the Board of Directors on May 23, 2000

Role and Independence
---------------------

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the Board. The membership of the Committee shall consist of at least three Directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the Director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular communications with the CEO, CFO, Director of Internal Audit and the lead independent audit partner.

Responsibilities
----------------

The Audit Committee's primary responsibilities include:

 . Reviewing and reassessing the adequacy of this charter at least annually. The charter shall be submitted to the Board of Directors for approval and shall be published at least every three years in accordance with SEC regulations.
 . Recommending to the Board the independent accounting firm to be selected or retained to audit the financial statements of the Company. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence and recommend to the Board any actions necessary to oversee the auditor's independence.
 . Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.
 . Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, difficulties encountered in performing the audit and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.
 . Reviewing with management and the independent auditors the quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.
 .  Discussing with management and the independent auditors the quality and adequacy of the Company's internal controls.
 . Discussing with management the status of significant pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.
 . Reviewing with the Director of Internal Audit the Annual Internal Audit Plan, and reviewing summary Internal Audit reports as appropriate throughout the year.
 . Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

                                     PROXY
                            WHOLE FOODS MARKET, INC.

  The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the "Company") to be held on March 26, 2001, at 9:00 a.m., local time, at the Regal UN Plaza Hotel, One UN Plaza, New York, New York and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS    [_] FOR nominees listed below except as marked to the
                             contrary below
                         [_] WITHHOLD AUTHORITY to vote for all nominees listed
                             below
John P. Mackey, David W. Dupree
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

--------------------------------------------------------------------------------
PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS TO INCREASE THE NUMBER OF AUTHORIZED SHARES.
                [_] FOR          [_] AGAINST       [_] ABSTAIN
PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS TO INCREASE THE NUMBER OF AUTHORIZED SHARES.
                [_] FOR          [_] AGAINST       [_] ABSTAIN
PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS TO DELETE THE TERMINATION DATE OF THE PLAN.
                [_] FOR          [_] AGAINST       [_] ABSTAIN
  Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).


  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE PROPOSALS TO APPROVE THE AMENDMENTS TO THE STOCK OPTION PLANS.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                           DATED: _____________________________

                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                               (Signature if held jointly)
                                           Please date the proxy and sign your
                                           name exactly as it appears hereon.
                                           Where there is more than one owner,
                                           each should sign. When signing as
                                           an attorney, administrator,
                                           executor, guardian or trustee,
                                           please add your title as such. If
                                           executed by a corporation, the
                                           proxy should be signed by a duly
                                           authorized officer. Please sign the
                                           proxy and return it promptly
                                           whether or not you expect to attend
                                           the meeting. You may nevertheless
                                           vote in person if you do attend.